Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Prologis, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rules 457(c) and (h)	300,000(3)	$111.23	$33,369,000	0.00014760	$4,925.26
TOTAL OFFERING AMOUNTS					$33,369,000		$4,925.26
TOTAL FEE OFFSETS							—
NET FEE DUE							$4,925.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock which may be issuable under the Prologis 401(k) Savings Plan (the “Plan”) to reflect stock splits, stock dividends, mergers and other capital changes.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on June 11, 2024.
(3)	Represents shares of common stock authorized for issuance under the Plan.